Terms Agreement





                                    					September 27, 1995





Morgan Stanley & Co. Incorporated
Dillon, Read & Co. Inc.
A.G. Edwards & Sons, Inc.
c/o Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas
New York, NY  10020

Dear Sirs:

	Ralston Purina Company, a Missouri corporation (the "Company") proposes, subject to the terms and conditions stated herein and in the Ralston Purina Company Debt Securities and Warrants to purchase Debt Securities Underwriting Agreement General Terms and Provisions (the "Underwriting Agreement"), a copy of which is attached hereto, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Debt Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement (including Section 5(a) thereof, as amended in the next paragraph) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of this Terms Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Terms Agreement. Each reference to the Representatives in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

	Section 5(a) of the Underwriting Agreement shall be amended by replacing such Section in its entirety with the following:

	"Concurrently with the execution of this Agreement, you shall receive a letter (the "initial letter") satisfactory in form and substance to you and your counsel, dated the date hereof and addressed to you, of Price Waterhouse LLP, independent certified public accountants for the Company, containing statements and information of the type ordinarily included in accountants' comfort letters with respect to the financial statements and certain financial information contained in the Registration Statement; and on the Closing Date, you shall have received a letter (the "bring-down letter") of Price Waterhouse LLP, dated the Closing Date and addressed to you (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter."

		The Representatives and the Company hereby agree for purposes of Section 6 of the Underwriting Agreement that the only information the Underwriters have furnished to the Company in writing for inclusion in the Company's Prospectus
Supplement dated September 27, 1995 to the Company's
Prospectus dated June 12, 1995 relating to the Designated
Securities (the "Prospectus Supplement") is the following:

	1.	The first sentence of the last paragraph of text on the
cover of the Prospectus Supplement;

	2.	The last paragraph on page S-2 of the Prospectus
Supplement, concerning stabilization and over-allotment by the Underwriters;

	3.	The third paragraph of text under the caption
"Underwriting" to the extent that it relates to concessions and reallowances to dealers; and

	4.	The second sentence of the fourth paragraph of text
under the caption "Underwriting" to the extent that it relates to the Underwriters' intent to make a market in the Designated Securities.

	An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated
Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

	Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

	If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of you and the Company.


  		Very truly yours,


				RALSTON PURINA COMPANY



				By:
				Name:	James R. Elsesser
				Title:	Vice President and
						Chief Financial Officer

Accepted as of the date hereof:


MORGAN STANLEY & CO. INCORPORATED
DILLON, READ & CO. INC.
A.G. EDWARDS & SONS, INC.


By: MORGAN STANLEY & CO. INCORPORATED



By:
Name:
Title:











a:undrwri2.doc



Schedule I


Principal Amount of
Underwriter Securities
to be Purchased



Morgan Stanley & Co. Incorporated...........$ 58,333,334


Dillon, Read & Co. Inc......................$ 58,333,333


A.G. Edwards & Sons, Inc....................$ 58,333,333


                				Total...................$175,000,000


































                              Schedule II


Title of Designated Securities:

	7-3/4% Debentures Due October 1, 2015


Aggregate Principal Amount:

	$175,000,000


Initial Public Offering Price:

	99.918% plus accrued interest, from October 1 to (but not including) the Delivery Date.


Purchase Price by Underwriters:

	99.043%, plus accrued interest, from October 1, to (but not including) the Delivery Date.


Specified Method and Funds for Payment of Purchase Price:

	Wire transfer of same-day funds.


Indenture:

	Indenture, dated as of May 26, 1995, between the Company and The First National Bank of Chicago, as trustee.


Date of Maturity:

	October 1, 2015


Interest Rate:

	7-3/4% per annum, payable semiannually.


Interest Payment Dates:

	April 1 and October 1 commencing April 1, 1996.


Redemption Provisions:

	The Designated Securities are not subject to redemption.


Sinking Fund Provisions:

	The Designated Securities are not subject to any sinking fund.


Defeasance:

	The defeasance provisions set forth in the Indenture will apply to the Designated Securities.


Other Terms:

	None.


Securities Exchange:

	The Designated Securities will not be listed on any national securities exchange.


Names and Addresses of Representatives:

	Representatives:
	Morgan Stanley & Co. Incorporated, Dillon, Read & Co. Inc. and A.G. Edwards & Sons, Inc.

		Address for Notices, etc.:
		c/o Morgan Stanley & Co. Incorporated
		1221 Avenue of the Americas
		New York, NY 10020
		Attention:	Managing Director Debt Syndicate
					Fax:  (212) 944-0752


Delivery Date:			October 2, 1995


Place of Closing:		Simpson Thacher & Bartlett
					425 Lexington Avenue
					New York, New York  10017


Time of Closing:		10:00 a.m. New York City time.